EX-99.77J REVALUATION

Exhibit 77(j)(b) - Restatement of Capital Accounts

For the year ended February 28, 2018, the American Trust Allegiance Fund decreased accumulated net investment loss by $69,800, decreased accumulated net realized gain by $15,593, and decreased paid-in capital by $54,207.

For the year ended February 28, 2018, the Pzena Mid Cap Value Fund increased undistributed net investment income by $2 and increased accumulated net realized loss by $2.

For the year ended February 28, 2018, the Pzena Emerging Markets Value Fund increased undistributed net investment loss by $16,333, and increased accumulated net realized gain by $16,332, and increased paid-in-capital by $1.

For the year ended February 28, 2018, the Pzena Long/Short Value Fund increased undistributed net investment income by $1,394, increased accumulated net realized loss by $1,394.

For the year ended February 28, 2018, the Pzena Small Cap Value Fund increased undistributed net investment income by $6,882 and increased accumulated net realized loss by $6,882.

The reclassifications have no effect on net assets or net asset value per share.